                                                                   Exhibit 12.01


               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (In millions of dollars, except for ratio)



                                                            THREE MONTHS ENDED      NINE MONTHS ENDED
                                                                SEPTEMBER 30,         SEPTEMBER 30,
                                                              2001        2000       2001       2000
                                                             ------      ------     ------     ------
Income (loss) before federal income taxes and cumulative
   effect of changes in accounting principles                $ (141)     $  563     $1,053     $1,505
Interest                                                         29          34         93        101
Portion of rentals deemed to be interest                         11          11         33         32
                                                             ------      ------     ------     ------
Income (loss) available for fixed charges                    $ (101)     $  608     $1,179     $1,638
                                                             ======      ======     ======     ======

Fixed charges:
   Interest                                                  $   29      $   34     $   93     $  101
   Portion of rentals deemed to be interest                      11          11         33         32
                                                             ------      ------     ------     ------
   Total fixed charges                                       $   40      $   45     $  126     $  133
                                                             ======      ======     ======     ======


Ratio of earnings to fixed charges                           N/A (a)     13.51x      9.36X     12.32x
                                                             ------      ------     ------     ------

(a) For the three months ended September 30, 2001, TPC's earnings were not sufficient to cover fixed charges by $141 million.

The ratio of earnings to fixed charges is computed by dividing income before federal income taxes and cumulative effect of changes in accounting principles and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.